ALLIANCE CAPITAL [LOGO]

Dear Shareholder:

In order to provide you with answers to the questions that are most frequently asked about the Dividend Reinvestment Plan (the "Plan") established by Alliance All-Market Advantage Fund, Inc. (the "Fund"), we have prepared this brochure to summarize the details of the Plan. The Plan provides a convenient way to acquire additional shares of the Fund's common stock automatically through the reinvestment of net investment income and capital gains.

If your shares are held in your own name, you will automatically be a participant in the Plan unless you elect to receive cash.
If your shares are held in the name of a brokerage firm, bank or other nominee, you should contact such brokerage firm, bank or nominee to determine whether or how you may participate in the Plan. If the automatic reinvestment service is provided by your particular institution you will automatically be a participant in the Plan. If such service is not provided by your particular institution, you may have to request your brokerage firm, bank or other nominee to register your shares in your own name to enable you to participate in the Plan.

We hope that this brochure will prove helpful in addressing your questions regarding the Plan. If you have any questions, please contact The Bank of New York at the telephone number listed on the cover of this brochure.

Sincerely,

/s/ David H. Dievler
____________________
David H. Dievler
Chairman of the Board

(R) This registered service mark used under license from the owner, Alliance Capital Management L.P.

How Often Are Dividends and Capital Gains Distributed?

The Fund will pay dividends of net investment income on its shares of common stock (the "Shares") on an annual basis, and will distribute net capital gains on the Shares, if any, at least annually.

How Do I Enroll in The Plan

All shareholders whose Shares are registered in their own names will have all distributions reinvested automatically in additional Shares, unless a shareholder elects to receive cash.

Shareholders whose Shares are held in the name of a broker or nominee will automatically have distributions reinvested by the broker or nominee in additional Shares under the Plan, unless the automatic reinvestment service is not provided by the particular broker or nominee (the "Nonparticipating Institutions") or the Shareholder elects to receive distributions in cash. You should contact your brokerage firm, bank or other nominee to determine whether or how you may participate in the Plan. If the service is not available, such distributions will be paid in cash. To the extent that you wish to participate in the Plan, and you hold your Shares through a Non-participating Institution, you should contact such institution to ensure that your account is properly represented. It may also be necessary for you to have your Shares taken out of "street" name and registered in your own name to guarantee your participation in the Plan. You should contact your broker or nominee for information as to its participation in the automatic reinvestment service.

What Are The Benefits Of the Plan?

The Plan provides you with a convenient way to reinvest your dividends and capital gains in additional Shares of the Fund, thereby enabling you to compound your returns from the Fund.

As a participant, all distributions will be automatically reinvested by The Bank of New York, as the plan agent (the "Plan
Agent"), in whole or fractional Shares of the Fund, as the case may be.

Another benefit of the Plan is that, under circumstances in which the dividends or distributions are reinvested in Shares that are purchased by the Plan Agent on the open market, brokerage commissions should be lower than you would pay to buy Shares on your own because the Plan Agent would purchase Shares in large blocks. In cases where dividends or distributions consist of Shares issued directly by the Fund, no brokerage commissions to acquire such Shares are paid.

You will receive detailed account statements from the Plan Agent, showing your dividends and capital gains distributions, dates of reinvestment, number of Shares acquired and purchase price paid per Share, and also showing the total number of Shares you previously acquired and still hold through the Plan.

How Do I Receive Cash In Lieu of Reinvestment?

If Shares are registered in your name, you must notify the Plan
Agent that you wish to receive dividends and capital gains in cash. All such distributions will be paid by check from the Plan
Agent.  To notify the Plan Agent, the shareholder MUST:

-   Complete and sign the attached authorization form; and

- Mail the form to the Plan Agent at the address stated on the form.

In order to receive dividends and capital gains in cash, the authorization form must be received by the Plan Agent at least 10 business days before the record date for such distributions.

How Does The Dividend Reinvestment Plan Work?

When a dividend or capital gain distribution is declared, nonparticipants in the Plan will receive cash. Participants in the Plan will receive the equivalent in Shares of the Fund valued as described below:

    (i) If the Shares are trading at net asset value or at a premium above net asset value at the time of valuation, the Fund will issue new Shares at the greater of net asset value or 95% of the then current market price.

    (ii) If the Shares are trading at a discount from net asset value at the time of valuation, the Plan Agent will receive the dividend or distribution in cash and apply it to the purchase of the Fund's Shares in the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. Such purchases will be made on or shortly after the payment date for such dividend or distribution and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with the Federal securities laws. If, before the Plan Agent has completed its purchases, the market price exceeds the net asset value of a Share of common stock, the average purchase price per share paid by the Plan Agent may exceed the net asset value of the Fund's Shares, resulting in the acquisition of fewer Shares than if the dividend or distribution had been paid in Shares issued by the Fund.

Will The Entire Amount Of My Distribution Be Reinvested?

As a registered shareholder in the Plan, the entire amount of your distribution will be reinvested in Shares. For any balance that is not sufficient to purchase a full Share, the Plan Agent will credit your account with a fractional Share interest computed to four decimal places. The fractional Share interest is included in all subsequent distributions, and you have voting rights on all full and fractional Shares acquired under the Plan.

Will I Be Issued Share Certificates For Transactions In The Plan?

No.  All Shares will be credited to the shareholder's account.
However, if a stock certificate is desired, it must be requested in writing for each transaction. Certificates will be issued only for full Shares after request.

Are Distributions That Are Reinvested Subject To Income Taxes?

The automatic reinvestment of dividends and distributions will not relieve participants of any income tax which may be payable on such dividends or distributions. If you participate in the Plan, you will receive a Form 1099 concerning the Federal tax status of distributions paid during the year.

Is There Any Charge To Participate In The Plan?

You will not pay any charge as a participant in the Plan to have your dividends and distributions reinvested in additional Shares. The Plan Agent's fees for handling the reinvestment of dividends and distributions will be paid by the Fund. There will be no brokerage charges for Shares issued directly by the Fund as a result of dividends or distributions payable either in Shares or cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of dividends or distributions paid in cash.

How Do I Withdraw From the Plan or Sell My Shares?

Participants wishing to withdraw from the Plan or sell part or all of their Shares must notify the Agent in writing not less than 10 days prior to any dividend record date, as specified in Paragraph 10 of the Terms and Conditions.

Should you choose to withdraw any Shares from the Plan or discontinue your participation in the Plan, you will receive a certificate for the appropriate number of full Shares, along with a check in payment for any fractional Share interest you may have. The payment for the fractional Share interest will be valued at the market price of the Fund Shares on the date your termination is effective. In lieu of receiving a certificate, you may request the Plan Agent to sell part or all of your Shares at the market price and remit the proceeds to you, net of any brokerage commissions. A $3.00 fee is charged by the Plan Agent upon any cash withdrawal or termination.

WHOM SHOULD I CONTACT FOR ADDITIONAL INFORMATION?

If you hold Shares in your own name, please address all notices, correspondence, questions or other communications regarding the Plan to:

                      The Bank of New York
           c/o Alliance All-Market Advantage Fund, Inc
                    Investor Relations Dept.
                         P.O. Box 19555
                    Newark, N.J.  07195-0555
                         (800) 432-8224

If your shares are not held in your name, you should contact your brokerage firm, bank or other nominee for more information.

Experience under the Plan may indicate that changes are desirable. Accordingly, the Fund reserves the right to amend or terminate the Plan as applied to any dividend or distribution paid subsequent to written notice of the change to the Plan participant at least 90 days before the date of such dividend or distribution. The Plan may also be amended or terminated by the Plan Agent with the Fund's prior consent on at least 90 days' written notice to participants.

                       ALLIANCE ALL-MARKET
                      ADVANTAGE FUND, INC.
                     TERMS AND CONDITIONS OF
                   DIVIDEND REINVESTMENT PLAN

    1. Each holder of shares (a "Shareholder") of common stock in Alliance All-Market Advantage Fund, Inc. (the "Fund"), whose Fund shares are registered in his or her own name will automatically be a participant ("Participant") in the Dividend Reinvestment Plan (the "Plan"), unless any such Shareholder specifically elects to receive all dividends and capital gains distributions in cash paid by check mailed directly to the Shareholder. A Shareholder whose shares are registered in the name of a broker-dealer or other nominee (the "Nominee") will be a Participant if such a service is provided by the Nominee. The Bank of New York (the "Agent") will act as agent for Participants and will open an account under the Plan for each Participant in the same name as such Participant's common stock is registered on the books and records of the transfer agent for the common stock.

    2. Whenever the Fund declares a capital gains distribution or an income dividend payable in shares of common stock or cash, Participants will receive the equivalent in shares of the Fund valued as described in paragraph 3 below.

    3. (i) If the shares are trading at net asset value or at a premium above net asset value at the time of valuation, the Fund will issue new Fund shares at the greater of net asset value or 95% of the then current market price.

         (ii) If the shares are trading at a discount from net asset value at the time of valuation, the Agent will receive the dividend or distribution in cash and apply it to the purchase of the Fund's Shares in the open market, on the New York Stock Exchange (the "Exchange") or elsewhere, for the Participants' accounts. Such purchases will be made on or shortly after the payment date for such dividend or distribution and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with Federal securities laws. If, before the Agent has completed its purchases, the market price exceeds the net asset value of a share of common stock, the average purchase price per share paid by the Agent may exceed the net asset value of the Fund's shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been in shares issued by the Fund.

    4. For purposes of the Plan: (i) the market price of the Fund's common stock on a particular date shall be the last sale price on the Exchange at the close of the previous trading day or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the Exchange on such date, and (ii) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

    5. The open market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Monies held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares of common stock within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Participant's account.

    6. The Agent will hold shares of common stock acquired pursuant to the Plan in the Agent's name or that of its Nominee.

The Agent will forward to each Participant any proxy solicitation material and will vote any shares of common stock so held for each Participant only in accordance with the proxy returned by any such Participant to the Fund. Upon any Participant's written request, the Agent will cause the Fund to deliver to her or him, without charge, a certificate or certificates for the full shares of common stock. Shares represented by certificates acquired in this manner will continue to be included in the Participant's account under the Plan.

    7. The Agent will confirm to each Participant acquisitions made for its account as soon as practicable but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a share of common stock of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares of common stock will be credited to Participants' accounts.

    8. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Agent for any Participant will be credited to such Participant's account. In the event that the Fund makes available to Participants rights to purchase additional shares of common stock or other securities, the Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund for the account of Participants.

    9. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund.
Participants will be charged a pro rata share of brokerage commissions on all open market purchases.

    10. Any Participant may withdrawal shares from such Participant's account or terminate such Participant's account under the Plan by notifying the Agent in writing. Such withdrawal or termination will be effective immediately if notice is received by the Agent not less than 10 days prior to any dividend or distribution record date; otherwise such withdrawal or termination will be effective, with respect to any subsequent dividend or distribution, on the first trading day after the dividends paid for such record date have been credited to the Participant's account. The Plan may be terminated by the Fund or the Agent with the Fund's prior consent upon notice in writing mailed to each Participant at least 90 days prior tot nay record date of the payment of any dividend or distribution by the Fund. Upon any withdrawal or termination, the Agent will cause to be delivered to each Participant a certificate or certificates for the appropriate number of full shares and a cash adjustment for any fractional share (valued at the market value of the shares at the time of withdrawal or termination); provided, however that any participant may elect by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of the shares in question and remit the proceeds to such Participant, net of any brokerage commissions. A $3.00 fee will be charged by the Agent upon any cash withdrawal or termination, and the Agent is authorized to sell a sufficient number of the Participant's shares to cover such fee and any brokerage commission on such sale.

    11. These terms and conditions amy be amended or supplemented by the Fund or the Agent with the Fund's prior consent only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, with respect to any such Participant, prior to the effective date thereof, the Agent receives written notice of the termination of that Participant's account under the Plan. Any such amendment may include an appointment by the Agent in its place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends any distributions, the Fund will be authorized to pay to such successor Agent, for Participants' accounts, all dividends and distributions payable on the shares of common stock held in each Participant's name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

    12. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its or its employees' negligence, bad faith or willful misconduct.

    13. The Participant shall have no right to draw checks or drafts against such Participant's Account or to give instructions to the Agent in respect of any shares or cash held therein except as expressly provided herein.

    14. The Participant agrees to notify the Agent promptly in writing of any change of address. Notices to the Participant may be given by the Agent by letter addressed to the Participant as shown on the records of the Agent.

    15. This Agreement and the account established hereunder for the Participant shall be governed by and construed in accordance with the laws of the State of New York and the Rules and

Regulations of the Securities and Exchange Commission, as they may be changed or amended from time to time.

              [THIS PAGE INTENTIONALLY LEFT BLANK]

              [THIS PAGE INTENTIONALLY LEFT BLANK]

                     *AUTHORIZATION FOR CASH
    PLEASE TERMINATE MY REINVESTMENT PLAN AND... (CHECK ONE)

 --      Issue a certificate for all full shares, sell any
/ /      fractional shares remaining in my reinvestment account
-- and remit a check for the proceeds on the sale of the fractional shares.

 --      Sell all shares currently held in my reinvestment
/ /      account, and remit a check for the proceeds.
--

[DO NOT MAIL, IF YOU WISH TO RECEIVE BOTH YOUR DIVIDEND
AND CAPITAL GAINS DISTRIBUTIONS IN ADDITIONAL SHARES.]

                                  PRINT
                                  NAME(S)____________________

                                  ___________________________

                                  DATE_______________________

                                  TAX
                                  IDENTIFICATION
                                  NUMBER_____________________

                                  SIGNATURE(S)_______________

                                  ___________________________


* NOTIFICATION MUST BE RECEIVED BY THE PLAN AGENT AT LEAST
90 BUSINESS DAYS PRIOR TO THE RECORD DATE FOR A DISTRIBUTION.




















                               12
00250205.AS3